Exhibit 99.77o

                                   FORM 10f-3



                              THE BLACKROCK FUNDS



                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES


1.   Name of Purchasing Portfolio: See Attached

2.   Issuer: IdeArc INC

3.   Date of Purchase: 11/1/06

4.   Underwriter from whom purchased: JP Morgan

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merril Lynch

6. Aggregate principal amount of purchased (out of total offering): 90mm out of 2.85 billion

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): see attached

8.   Purchase price (net of fees and expenses): 100

9.   Date offering commenced: 11/1/06

10.  Offering price at end of first day on which any sales were made: 101

11.  Have the following conditions been satisfied:               Yes     No
                                                                 ---    ---

          a.   The securities are part of an issue
               registered under the Securities Act of 1933, as amended, which is being offered to the public, OR are Eligible Municipal Securities, OR are securities sold in an Eligible Foreign Offering OR are securities sold in an Eligible Rule 144A Offering OR part of an issue of government

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               securities.                                        X
                                                                 ---    ---

                                                                 YES     NO
                                                                 ---    ---

          b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

          c.   The underwriting was a firm commitment
               underwriting.                                      X
                                                                 ---    ---

          d.   The commission, spread or profit was
               reasonable and fair in relation to that being
               received by others for underwriting similar
               securities during the same period.                 X
                                                                 ---    ---

          e.   In respect of any securities other than
               Eligible Municipal Securities, the issuer of
               such securities has been in continuous
               operation for not less than three years
               (including the operations of predecessors).
                                                                  X
                                                                 ---    ---

          f.   Has the affiliated underwriter confirmed that
               it will not receive any direct or indirect
               benefit as a result of BlackRock's
               participation in the offering?                     X
                                                                 ---    ---

Approved: Derek Schoenhofen      Date:   11/1/06
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